Exhibit 99.1

Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO REPORTS RECORD RESULTS FOR 2004

CRANFORD, NJ, April 5, 2005 – Metalico, Inc. (MEA) today reported record year end 2004 results.

Net Income from operations for the year ended December 31, 2004 was $6,664,000 or $.29 per share on a fully diluted basis on sales of $115,363,000, compared to Net Income of $1,981,000 or $.08 per share on sales of $61,322,000 for the year ended December 31, 2003. These results represent an increase in sales of $54.1 million or 88% and an increase in net income and per share results of $4,683,000 and 236% respectively over the 2003 results.

Sales for the fourth quarter of 2004 increased by 132% totaling $39,375,000 compared to $16,909,000 in the prior year fourth quarter.

Net income for the fourth quarter of 2004 was $1,836,000 or $.07 per fully diluted share compared to net income and diluted earnings per share of $2,669,000 and $0.12 respectively. The fourth quarter for 2003 results benefited from income from discontinued operations of $1,510,000 or $.07 per share attributed to a change in estimate of assets previously written off.

186 North Avenue East, Cranford, NJ 07016	(908) 497-9610	(908) 497-1097 (Fax)

The increase in sales is due to higher average selling prices and unit volumes in the scrap metal operations and to a lesser extent, the purchase of the remaining 50% joint venture interest in Mayco Industries.

Carlos E. Agüero, President and CEO of Metalico, commented, “We are pleased to report a year of record sales and profitability and perhaps more importantly, continued progress in our growth. In 2004, we solidified our position in the fabricated lead products business with our purchase of the Mayco joint venture interest. We continued to expand our scrap operations in Western New York with acquisitions in the Buffalo and Rochester service area. Furthermore, we strengthened our Balance Sheet and improved our access to sources of capital so we can continue to execute our acquisition and growth strategy in 2005.”

Metalico, Inc. is a holding company with operations in two business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates five recycling facilities and six lead fabrication plants in six states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management’s current views and are based on certain assumptions. Actual results could differ materially from the assumptions currently anticipated.

CONTACT:	Metalico, Inc. Carlos E. Agüero Michael J. Drury 908-497-9610 Fax: 908-497-1097 mjdrury@metalico.com

METALICO, INC.
SELECTED HISTORICAL FINIANCIAL DATA
(UNAUDITED)

	Year	Year
	Ended	Ended
	December 31,	December 31,
	2004	2003
	($ thousands, except share data)
Selected Income Statement Data:
Revenue	$115,363	$61,322

Costs and expenses
Operating expenses	91,930	50,400
Selling, general & administrative expenses	9,417	5,303
Depreciation & amortization	2,951	2,068

	104,298	57,771

Operating income	$11,065	$3,551

Income from continuing operations	$7,093	$4,853
Discontinued operations	(429)	(2,872)

Net income	$6,664	$1,981

Diluted earnings per common share:
Net income	$0.29	$0.08

Diluted weighted average common shares outstanding:	22,856,379	22,805,670

METALICO, INC.
SELECTED HISTORIAL FINANCIAL DATA (CONTINUED)
(Unaudited)

	2004	2003
	($ thousands)
Assets:
Current Assets	$33,176	$15,926
Property Plant & Equipment Net	25,269	17,665
Intangible and Other Assets	34,518	24,440

Total Assets	$92,963	$58,031

Liabilities & Stockholders’ Equity:
Current Liabilities	$18,992	$14,555
Debt & other Long Term Liabilities	27,271	13,745

Total Liabilities	46,263	28,300
Redeemable Preferred & Common Stock	1,200	9,023
Stockholders’ Equity	45,500	20,708

Total Liabilities & Stockholders’ Equity	$92,963	$58,031